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                                  EXHIBIT 10.28

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT, made and entered into this 27th day of December 1999, by and between Vital Images, Inc. ("Company") and Albert Emola ("Executive").


                              W I T N E S S E T H :

WHEREAS, Company desires to retain the services of Executive for and on behalf of Company on the terms and subject to the conditions set forth herein.

WHEREAS, each of the parties acknowledge that they are receiving good and valuable consideration for entering into this Employment Agreement and Executive acknowledges that this Employment Agreement, including the non-disclosure agreement set forth hereinbelow, was negotiated between the parties hereto and that Executive received bargained for consideration in the form of benefits resulting to Executive from the terms and conditions of such employment, in exchange for entering into this Employment Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:


                                   ARTICLE I.

                               EMPLOYMENT AND TERM

1.1 EMPLOYMENT. Upon the terms and subject to the conditions herein contained, Company hereby employs Executive as President and Chief Executive Officer, and Executive hereby accepts such employment, subject to the supervision of the Board of Directors of Company.

1.2. TERM. This Agreement shall take effect upon the date first above written, and shall remain in effect until terminated in accordance with Article IV. Upon termination of this Agreement, except as otherwise provided herein, neither Company nor Executive shall have any further rights, duties, privileges or obligations hereunder.


                                   ARTICLE II.

                                  COMPENSATION

2.1 BASE SALARY. In exchange for the provision of services, Company agrees that it will pay Executive effective January 1, 2000 at the rate of $180,000 per year, payable in accordance with standard pay practices of Company, less any applicable withholdings or deductions.
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2.2 BENEFITS. In addition to the compensation set forth under Section 2.1,
Executive shall be entitled to participate in any of Company's standard benefit policies or plans, including its Employee Stock Purchase Plan, according to their terms. Subject to the provisions of Section 4.1(d) of this Agreement, these policies may be modified or terminated from time to time by Company, but not retroactively. The written terms of the policies shall govern any questions of eligibility, coverage, or duration of coverage.

2.3 INCENTIVE COMPENSATION. As an incentive to performance, Executive shall be eligible to receive incentive compensation and/or benefits as follows:

         a. Executive shall be eligible to participate in Company's Management Incentive Plan (the "Plan") as it is established annually by the Board of Directors. Pursuant to the Plan, Executive's incentive target for calendar year 2000 shall be fifty percent (50%) of Executive's base salary for calendar year 2000. Executive's incentive compensation for calendar year 2000 under the Plan, if any, will be determined as soon as practical after December 31, 2000, and will be paid to Executive in a lump sum, less any withholdings or deductions, on or before March 15, 2001.

         b. Upon approval by Company's Board of Directors, Executive shall be entitled to enter into Stock Option Agreements, attached hereto as EXHIBIT A AND EXHIBIT B, with Company.

2.4 VACATION. Executive shall initially receive twenty (20) days of vacation per year.

2.5. BOARD OF DIRECTORS. Upon Executive's employment by Company, he shall be elected to Company's Board of Directors.

2.6. BUSINESS EXPENSES. The Company will reimburse Executive for all reasonable, ordinary and necessary expenses incurred by him in the performance of his duties hereunder, provided that Executive accounts to Company for such expenses in a manner normally prescribed by Company for reimbursement of expenses. Such reimbursement requests must be accompanied by the appropriate documentation and shall be subject to review by Company's Chief Financial Officer.


                                  ARTICLE III.

                               DUTIES OF EXECUTIVE

3.1 SERVICES. Executive shall perform all duties and obligations charged to Executive by the Board of Directors of Company, as the same may be determined from time to time. The Board shall assure adequate time, resources and authority for Executive to achieve goals mutually agreed upon by Company and Executive.



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3.2 TIME AND EFFORT. Executive shall devote his full time and effort to the business of Company. Executive shall perform the duties and obligations required of Executive hereunder in a competent, efficient and satisfactory manner at such hours and under such conditions as the performance of such duties and obligations may require.

3.3 ARTICLES AND BY-LAWS. Executive shall act in accordance with so as to abide by the Articles of Incorporation of Company, the Bylaws of Company and all decisions of the Board of Directors of Company.

3.4 CONFIDENTIALITY AND LOYALTY. Executive acknowledges that during the course of his employment he has produced and may produce and have access to material, records, data and information not generally available to the public ("Confidential Information") regarding Company, its customers and affiliates. Accordingly, during and subsequent to the termination of this Agreement, Executive shall hold in confidence and not directly or indirectly disclose, use, copy or make lists of any such confidential information, except to the extent authorized in writing by Company, or as required by law or any competent administrative agency or as otherwise is reasonably necessary or appropriate in connection with the performance by Executive of his duties pursuant to this Agreement. Upon termination of his employment under this Agreement, Executive shall promptly deliver to Company (i) all records, manuals, books, documents, letters, reports, data, tables, calculations and all copies of any of the foregoing which are the property of Company or which relate in any way to the customers, business, practices or techniques of Company and (ii) all other property of Company and Confidential Information which in any of these cases are in his possession or under his control. Executive agrees to abide by Company's reasonable policies as in effect from time to time, respecting avoidance of interests conflicting with those of Company.

3.5 WORKS MADE FOR HIRE. Executive acknowledges and agrees that any and all works of authorship by Executive made pursuant to this Agreement or any prior agreements are within the scope of services to be provided to Company and shall constitute "works made for hire" as defined by the Copyright Act of 1976, Title 17 of the United States Code, as now enacted or hereinafter amended. Accordingly, Executive acknowledges and agrees that Company shall be the sole and exclusive owner of any and all copyright(s) with respect to such works of authorship and that Executive shall not be entitled to any additional compensation over and above the compensation set forth herein or otherwise already received by Executive unless otherwise agreed in writing by Company. If any work of authorship created hereunder or prior hereto is not deemed to be a "work made for hire," Executive hereby assigns all right, title and interest therein to Company.

3.6 COMPANY TO HOLD PROPRIETARY RIGHTS. Furthermore, and without limiting the foregoing, Executive acknowledges and agrees that all proprietary rights including, without limitation, all patent, trademark, trade secret, copyright and other rights, which may exist in connection with any and all inventions, ideas, and works created or conceived by Executive for Company, either before or after the date hereof, shall be the sole and exclusive property of Company and Executive shall have no further rights therein and, to the extent necessary, assigns all such rights to Company. All patent, copyright and other rights in such inventions, ideas and works shall be the property of Company, who shall have the sole right to seek patent, copyright, registered design or other protection in connection therewith. Executive shall at Company's


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reasonable expense do all things and execute all such documents as Company may reasonably require to vest in Company the rights and protection herein described.

3.7 REMEDIES. Executive agrees and understands that any breach of any of the covenants or agreements set forth in this ARTICLE III of this Agreement will cause Company irreparable harm for which there is no adequate remedy at law, and, without limiting whatever other rights and remedies Company may have under this paragraph, Executive consents to the issuance of an injunction in favor of Company enjoining the breach of any of the aforesaid covenants or agreements by any court of competent jurisdiction. If any or all of the aforesaid covenants or agreements are held to be unenforceable because of the scope or duration of such covenant or agreement or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce or modify the scope, duration and/or area of such covenant to the extent that allows the maximum scope, duration and/or area permitted by applicable law.


                                   ARTICLE IV.

                                   TERMINATION

4.1 RESIGNATION OF EXECUTIVE. Executive may resign his employment at any time for any reason upon fifteen (15) days advance written notice to the Board of Directors. If Executive resigns his employment without Good Reason (as that term is defined below), he shall not be entitled to severance pay. If Executive resigns his employment for Good Reason, the Company shall pay Executive the severance pay set forth in Section 4.2 below provided Executive agrees to release any claims he may have against the Company in exchange for the receipt of severance pay. For purposes of this Agreement, Good Reason shall mean the occurrence of any of the following events, which the Company has not cured within thirty (30) days of notice thereof:

                  a.       A material breach of this Agreement by the Company;

                  b. A material adverse change in Executive's status or position as an executive officer of the Company as a result of a material diminution in Executive's duties, responsibilities or authority as of the date of this Agreement (except in connection with the termination of Executive's employment in accordance with Section 4.3 hereof);

                  c. A reduction by the Company of Executive's Base Salary as the same may be increased from time to time;

                  d. Without replacement by a plan providing benefits to Executive equal to or greater than those discontinued or by payment of cash in lieu of such benefits, the failure by the Company to continue in effect, within its maximum stated term, any employee benefit plan in which Executive is participating immediately prior to the date of this Agreement or the taking of any action by the Company that would adversely affect Executive's participation or materially reduce Executive's benefits under all such plans; provided, however, that Good Reason shall not include changes,

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                           modifications and terminations of the Company's
                           standard benefit policies and plans which are generally applicable to the Company's officers and employees; or

                  e. The Company's requiring Executive to be based anywhere other than the Minneapolis/St. Paul, Minnesota metropolitan statistical area, except for required travel on the Company's business.

4.2 TERMINATION BY COMPANY. Company shall have the right to terminate Executive's employment without notice and with or without Cause, as that term is defined below. If Company terminates Executive's employment without Cause, Company shall pay Executive twelve (12) months of severance pay based on Executive's base salary at the time of termination provided Executive agrees to release any claims he may have against the Company in exchange for the receipt of severance pay. Executive's severance pay, if any, shall be payable in one lump sum, less any applicable withholdings or deductions, within ten (10) days after the expiration of any applicable rescission periods. If Company terminates Executive's employment with Cause, Executive shall not receive severance pay.

4.3 TERMINATION FOR CAUSE. Notwithstanding anything contained in this Agreement to the contrary, Company shall have the right to terminate the employment of Executive for Cause. Cause means:

         a.       Executive's gross misconduct;

         b. Executive shall inexcusably violate or willfully refuse to obey the lawful and reasonable instructions of the Board of Directors of Company; or

         c. Executive's conviction (including a plea of nolo contendere) of willfully engaging in illegal conduct constituting a felony or gross misdemeanor under federal or state law which is materially and demonstrably injurious to the Company or which impairs Executive's ability to perform substantially his duties for the Company.

         An act or failure to act will be considered "gross" or "willful" for this purpose only if done, or omitted to be done, by Executive in bad faith and without reasonable belief that it was in, or not opposed to, the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Company's board of directors (or a committee thereof) or based upon the advice of counsel for the Company will be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Company. It is also expressly understood that Executive's attention to matters not directly related to the business of the Company will not provide a basis for termination for Cause so long as the Board did not expressly disapprove in writing of Executive's engagement in such activities either before or within a reasonable period of time after the Board knew or could reasonably have known that Executive engaged in those activities. Notwithstanding the foregoing, Executive may not be terminated for Cause unless and until there has been delivered to him a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the entire

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         membership of the Board at a meeting of the Board called and held for the purpose (after reasonable notice to Executive and an opportunity for him, together with his counsel, to be heard before the Board), finding that in the good faith opinion of the Board Executive was guilty of the conduct set forth above in clauses a., b. or c. of this definition and specifying the particulars thereof in detail.

Where the employment of Executive is terminated pursuant to this Article IV,
Section 4.3 of this Agreement, such termination shall be effective upon the delivery of notice thereof to Executive.

4.4 SURVIVING RIGHTS. Notwithstanding the termination of Executive's employment, the parties shall be required to carry out any provisions hereof which contemplate performance subsequent to such termination; and such termination shall not affect any liability or other obligation which shall have accrued prior to such termination, including, but not limited to, any liability for loss or damage on account of a prior default.

4.5 CHANGE IN CONTROL BENEFITS.

         a. The Company and Executive shall enter into a Change in Control Agreement which shall provide that if Executive's employment with the Company is terminated for any reason other than death, cause, disability, or retirement, or if executive terminates his employment with the Company for good reason, and such termination occurs within 12 months following a "change in control", executive shall be entitled to receive a lump sum cash payment equal to his average monthly salary multiplied by 24, as well as employee welfare benefits then in effect for a period of 24 months following such termination.

         b. If any of the payments or benefits to be made or provided to Executive in connection with the Change in Control Agreement, together with any other payments, benefits or awards which Executive would have the right to receive from the Company constitute an "excess parachute payment" (as defined in Section 280G(b) of the Internal Revenue Code (the "Code")), two calculations shall be performed. In the first calculation, the payments, benefits or awards will be reduced by the amount the Company deems necessary so that none of the payments or benefits are excess parachute payments ("Calculation I"). In the second calculation, the payments will not be reduced so as to eliminate the excess parachute payment, but will be reduced by an amount of the applicable excise tax payable by Executive as imposed by Section 4999 of the Code ("Calculation II"). The two calculations will be compared and the calculation providing the largest net payment to Executive will be utilized.

         c. In the event that (i) payments and benefits made to Executive are limited to the amount provided by Calculation I and the Internal Revenue Service (the "IRS") imposes an excise tax on such amount due to an error in making Calculation I or (ii) payments and benefits are made to Executive in accordance with the Calculation II and the Internal Revenue Service imposes an excise tax on such payments (due to an error in making Calculation II) in addition to the amount of any excise tax used by


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                  the Company for the purposes of making Calculation II such that the net payment to Executive after applicable excise tax is less than the amount Executive would have receive pursuant to Calculation I, the Company shall make an additional payment to Executive so that the total amount of all such payments and benefits, net of applicable excise tax, is equal to the amount determined pursuant to Calculation I. In addition, the Company shall reimburse Executive for the full amount of any penalties, interest, and legal and accounting fees reasonably incurred by Executive in connection with the IRS action and shall pay Executive an amount necessary to pay any additional income tax and excise tax on the additional payments provided by this subparagraph on a fully grossed up basis. Nothing in this subparagraph shall require the Company to pay or reimburse Executive for any additional excise tax imposed on payments made pursuant to Calculation II which does not reduce the total amount of such payments (net of excise tax) below the amount determined pursuant to Calculation I.


                                   ARTICLE V.

                               GENERAL PROVISIONS

5.1 NOTICES. All notices, requests, and other communications shall be in writing and except as otherwise provided herein, shall be considered to have been delivered if personally delivered or when deposited in the United States Mail, first class, certified or registered, postage prepaid, return receipt requested, addressed to the proper party at its address as set forth below, or to such other address as such party may hereafter designate by written notice to the other party:

         a.       If to Company, to:            Vital Images, Inc.
                                                3300 Fernbrook Lane N.
                                                Suite 200
                                                Plymouth, MN  55447

                                                Attn. Chief Financial Officer

         b.       If to Executive, to:          Albert Emola
                                                50 Peninsula Road
                                                Dellwood, MN 55110

5.2 WAIVER, MODIFICATION OR AMENDMENT. No waiver, modification or amendment of any term, condition or provision of this Agreement shall be valid or of any effect unless made in writing, signed by the party to be bound or its duly authorized representative and specifying with particularity the nature and extent of such waiver, modification or amendment. Any waiver by any party of any default of the other shall not effect, or impair any right arising from, any subsequent default. Nothing herein shall limit the rights and remedies of the parties hereto under and pursuant to this Agreement, except as hereinbefore set forth.

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5.3 ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties hereto in respect of transactions contemplated hereby and supersedes all prior agreements and understandings between the parties with respect to such subject matter.

5.4 INTERPRETATION AND SEVERANCE. The provisions of this Agreement shall be applied and interpreted in a manner consistent with each other so as to carry out the purposes and intent of the parties hereto, but if for any reason any provision hereof is determined to be unenforceable or invalid, such provision or such part thereof as may be unenforceable or invalid shall be deemed severed from this Agreement and the remaining provisions shall be carried out with the same force and effect as if the severed provision or part thereof had not been a part of this Agreement.

5.5 GOVERNING LAW. This Agreement shall be construed and enforced in accordance with the laws of the State of Minnesota.

5.6 ASSIGNMENT. Executive acknowledges that Executive's services are unique and personal. Accordingly, Executive may not assign Executive's rights or delegate Executive's duties or obligations under this Agreement. Company's rights and obligations under this Agreement shall inure to the benefit of and shall be binding on Company's successors and assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    VITAL IMAGES, INC.



                                    By    /s/ James B. Hickey, Jr.
                                       --------------------------------
                                          James B. Hickey, Jr.
                                          Director



                                    EXECUTIVE:



                                    /s/ Albert Emola
                                    -----------------------------------
                                    Albert Emola